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                                                                   Exhibit 5.(a)

                      [Letterhead of James Morris Vernon]

                                                  January 31, 1997

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

      RE:   Neurocorp, Ltd.
            Amendment No. 3
            Registration Statement on Form SB-2
            Registration No. 333-1462

Dear Sirs:

In connection with the above referenced Registration Statement filed by NeuroCorp, Ltd., a Nevada corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), relating to the sale by certain Selling Stockholders of:

      A maximum of 3,691,660 shares of Common Stock of the Company, par value $.001 per share (the "Common Stock").

We have reviewed the Certificate of Incorporation and By-Laws of the Company, as amended, records of certain of the Company's corporate proceedings as reflected in the Company's minute books and have examined such authorities and statutes as we have deemed relevant to the opinion set forth hereinafter.

      Based upon the foregoing, it is our opinion that:

The shares of Common Stock presently issued and outstanding are, and the shares of Common Stock to be issued upon the exercise of Class B and Class C Warrants, will be, when sold in accordance with the terms and conditions set forth in the Prospectus constituting a part of the Registration Statement, legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which forms a part thereof.


                                           /s/ James Morris Vernon
                                        ------------------------------------
                                               James Morris Vernon